Exhibit 99.7

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

NOW AVAILABLE

Ethyl Corporation (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate oval located at the bottom of the attached card.

DETACH HERE

ETHYL CORPORATION
Richmond, Virginia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD , 2004

The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held                     , 2004, and at any and all adjournments or postponements thereof:

1. Approval of the Agreement and Plan of Merger, dated as of March 5, 2004, and the related Plan of Merger, by and among Ethyl Corporation, NewMarket Corporation and Ethyl Merger Sub, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. ELECTION OF DIRECTORS:	☐ FOR all nominees (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E. Gottwald, James E. Rogers, Sidney Buford Scott and Charles B. Walker.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

3. Approval of the Ethyl Corporation 2004 Incentive Compensation and Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Approval of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Corporation for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business and matters as may properly come before the annual meeting and adjournments or postponements thereof.

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements, and annual reports issued by the Corporation over the Internet.		☐

This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposal 2, Proposal 3 and Proposal 4.

Dated , 2004

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.